Exhibit 10.2

July 29, 2009

Titan Machinery, Inc

4876 Rocking Horse Circle

Fargo, ND 58103-7256

Attn: Ted O. Christianson,

Vice President, Finance and Treasurer

via facsimile

Dear Mr. Christianson:

Titan Machinery, Inc (“Titan”) and CNH Capital America LLC (“CNH”) are parties to an Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended (“Agreement”). The Agreement contains certain terms which the parties agree are no longer suitable for the Agreement’s intended purposes. To that end, the parties have previously discussed and now wish to memorialize an amendment to the Agreement, which amendment shall be effective September 1, 2009.

The definition of “Interest Rate” appearing in section 1.01 of the Agreement shall be deleted in its entirety and replaced with the following:

“Interest Rate” means the rate(s) of interest provided in the Wholesale Finance Plans or as otherwise agreed to in writing by the Borrower and Lender.

The parties hereto further agree that between September 1, 2009 and December 31, 2009 (inclusive), the rate of interest charged on the first $25,000,000 on Credit Line 7 shall be Prime +4.00%. The rate of interest charged on Credit Line 7 after December 31, 2009, shall be the rate provided for in the Wholesale Finance Plans, unless otherwise agreed to in writing by the parties (the parties shall discuss the possibility of agreeing to an interest rate other than as provided in the Wholesale Finance Plans prior to November 30, 2009).

All amounts owing under credit lines other than Credit Line 7 shall accrue interest on and after September 1, 2009, at the rates of interest provided for in the Wholesale Finance Plans (Prime +6.00% as of the date of this letter). Titan shall be responsible for transferring units from Credit Line 1 upon the expiration of the interest free period. Any amounts remaining on Credit Line 1 after the expiration of the interest free period shall accrue interest at Prime +6.00%.

CNH Capital

233 Lake Avenue

Racine, WI 53403

Except as specifically amended herein, all other terms of the Agreement shall remain unchanged.

Very truly yours,

CNH Capital America LLC

/s/ Mike Morrone
Mike Morrone, Director N.A. Commercial Lending

Titan Machinery, Inc. agrees to the above described amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended.

Titan Machinery, Inc.

/s/ Ted O. Christianson
Ted O. Christianson, Vice President, Finance and Treasurer

October 17, 2008

Titan Machinery, Inc

Rocking Horse Circle

4645 8th Avenue Southwest, Suite 1

Fargo, North Dakota 58103-7256

Attn: Ted O. Christianson, Vice President, Finance and Treasurer

Dear Mr. Christianson:

You inquired about Titan Machinery, Inc’s (“Titan”) interest rates under its wholesale lines with CNH Capital America LLC (“CNH”). Pursuant to the most recent written agreement between the parties (the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007 (“Agreement”)) the rates of interest to be charged are as follows:

a) the Prime Rate plus 0.3% for credit lines 4, 5, 6, 7, 8, 9 and 11 (with respect to units for such line as to which Titan selects the floating rate option); and

b) the Prime Rate plus 1.6% for credit lines 1 and 2.

In an accommodation to Titan, CNH agreed to and shall continue to honor charging an interest rate of Prime for credit lines 4, 5, 6, 7, 8, 9 and 11 through December 31, 2008. As of January 1, 2009 the Agreement shall once again control the interest rate charged to Titan on all credit lines.

The Agreement is designed to run on a series of one year terms ending each August 31st, but automatically renewing each year unless one of the parties terminates the Agreement. Unless earlier terminated the Agreement shall terminate August 31, 2012. As August 31, 2009 draws closer CNH Capital will review its cost of funding and make a determination as to whether to continue under the existing Agreement. In the event either party decides to terminate the Agreement, 90 days advanced written notice is required.

You also inquired about Titan’s aggregate credit limit with CNH Capital. Titan has been approved for an aggregate credit limit of $300,000,000. However, this approval is subject to all of the terms, conditions and requirements contained in any agreement between the parties, including but not limited to the Agreement.

Titan is an extremely important customer and CNH Capital would like to thank you for your continued support. I hope this letter addresses each of Titan’s questions. If not, please feel free to call me at 262-636-5257.

Very truly yours,

CNH Capital America LLC

/s/ James A. Marinaro
James A. Marinaro, Chief Credit Officer

CNH Capital

233 Lake Avenue

Racine, WI 53403